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As of July 31, 1997



Bloomfield Mercantile, Inc.
c/o Cisneros Television Services, Inc.
426 Jefferson Avenue
Miami Beach, FL 33139
Attention: Marc J. Zand, Esq.


RE: Playboy Television Programming in Scandinavia

Ladies and Gentlemen:

Reference is made to that certain letter agreement dated January 13, 1997 between Playboy Entertainment Group, Inc. ("Playboy") and Bloomfield
Mercantile, Inc. ("Bloomfield") regarding the expansion of the operations of Playboy TV-Latin America, LLC to Spain and Portugal (the "Iberian Agreement"). Pursuant to Paragraph 8 of the Iberian Agreement, Playboy granted to
Bloomfield, among other rights, a first negotiation and matching right (the "Negotiation/Matching Right") to participate in a new venture if Playboy were to operate a Playboy-branded television service (a "Playboy Service") in all or any territory of Sweden, Finland, Denmark, Norway, Germany, Austria or Switzerland via a venture with a non-Playboy entity. Although Playboy is not operating a Playboy Service in any of such territories via a venture with a non-Playboy entity, Playboy does intend itself to establish and operate a Playboy Service in the territory of Norway, Sweden, Denmark and Finland (collectively, "Scandinavia"; and such a Playboy Service is referred to as "PBTV/S"), that Playboy intends be distributed for a fixed period (the "Term") on an exclusive basis by the Modern Times Group ("MTG"), pursuant to a distribution agreement with MTG (the "Distribution Agreement"). The Distribution Agreement also contemplates the potential expansion to some or all of the Baltic States for exhibition rights in certain feature programs. Additionally, Playboy concurrently is negotiating with Bloomfield to form a joint venture limited liability company (the "Venture") to operate a Playboy Service in Germany and Scandinavia. If Playboy and Bloomfield or an affiliate of Bloomfield
(Bloomfield and its affiliates are each referred to as a "Bloomfield Entity") were able to consummate their agreement (the "JV Agreement") for the formation of the Venture to operate a Playboy Service in Germany and Scandinavia prior to Playboy's entering into the Distribution Agreement with MTG, the Venture, and not Playboy directly, would enter into a distribution agreement with MTG, and the Venture would acquire Playboy-branded programming from Playboy for PBTV/S to be distributed by MTG. However, it appears that Playboy will enter into the Distribution Agreement with MTG prior to finalizing and entering into, if ever, the JV Agreement with a Bloomfield Entity.

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Accordingly, in light of the foregoing and instead of any Negotiation/Matching
Right or any other right under the Iberian Agreement or otherwise in favor of any Bloomfield Entity in connection with PBTV/S or the Distribution Agreement, as finally agreed upon by Playboy and MTG, including any amendments thereto (the "Playboy/MTG Distribution Agreement"), Playboy and Bloomfield agree as follows:

1. Playboy shall enter into the Playboy/MTG Distribution Agreement, providing for minimum guaranteed license fee payments (the "License Fees") to Playboy for the distribution of PBTV/S by MTG.


2. Playboy and a Bloomfield Entity shall continue to negotiate in good faith regarding the JV Agreement. If Playboy and a Bloomfield Entity enter into and execute the JV Agreement and the Venture is formed by Playboy and a Bloomfield Entity prior to the end of the Term, if ever: (a) Playboy shall assign to the Venture the Playboy/MTG Distribution Agreement, including the right to receive payment of all License Fees and other sums payable by MTG to Playboy under the Playboy/MTG Distribution Agreement (collectively, "MTG Payments") with respect to all periods of the Term following the date of formation of the Venture; and (b) Playboy and a Bloomfield Entity shall negotiate in good faith regarding the treatment, sharing and payment of the MTG Payments and all related programming costs in connection therewith for all periods of the Term preceding the date of formation of the Venture.

3. If by the end of the Term, Playboy and a Bloomfield Entity are unable to enter into and execute the JV Agreement for the formation of the Venture for the operation of a Playboy Service in Germany and Scandinavia, then Playboy and a Bloomfield Entity shall negotiate in good faith some form of consideration, if any, from Playboy to Bloomfield in connection with the Playboy/MTG Distribution Agreement ("Bloomfield's Scandinavian Consideration"). Neither Playboy nor Bloomfield shall have any further obligations to the other with respect to PBTV/S, the Playboy/MTG Distribution Agreement, the MTG Payments or Bloomfield's Scandinavian Consideration if Playboy and a Bloomfield Entity are not able to enter into and execute an agreement in connection with Bloomfield's Scandinavian Consideration or the JV Agreement.

4. The Negotiation/Matching Right shall survive the execution of this letter agreement with respect to applicable transactions other than those covered by this letter agreement, in accordance with the provisions of such Negotiation/Matching Right as set forth in the Iberian Agreement.

If this letter agreement correctly sets forth the agreement between Playboy and Bloomfield with respect to PBTV/S, the proposed Playboy/MTG Distribution Agreement and Bloomfield's rights in


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connection therewith, please execute a copy of this letter agreement in the appropriate space provided below.

Very truly yours,


PLAYBOY ENTERTAINMENT GROUP, INC.

By: /s/ Anthony J. Lynn
    -----------------------------
    Anthony J. Lynn
    -----------------------------
    Name and Title


ACCEPTED AND AGREED TO:

BLOOMFIELD MERCANTILE, INC.

By: /s/ Marc Zand
    -----------------------------
    Attorney-in-fact
    -----------------------------
    Name and Title

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